Exhibit 10.11

PROJECT MANAGEMENT

FRAMEWORK AGREEMENT

Maersk Supply Service Integrated Solutions A/S

AND

Nauru Ocean Resources Inc

SECTION 1: FORM OF AGREEMENT

This Agreement is entered into on          6 April           2018 (Effective Date)

Parties

Maersk Supply Service Integrated Solutions A/S with registered address at Esplanaden 50, 1263 Copenhagen K, Denmark with company reg. no.: 38417622 (Project Manager);

and

Nauru Ocean Resources Inc., a company incorporated in the Republic of Nauru with registered address c/ DeepGreen Resources Inc. 10th Floor, 595 Howe Street, Vancouver, British Columbia V6C 2T5, Canada and company reg. no. 1-2028 (Company), each referred to as a Party or collectively as the Parties.

RECITALS

A.	The Company is the registered holder, and the legal and beneficial holder, of the ISA Contract.

B.	Company wishes to carry out Operations within the Contract Area and requires Services in relation to such Operations.

C.	The Parties wish to enter into this Agreement to appoint the Project Manager to perform the Services and to define, as from the Effective Date, their respective rights and obligations with respect to the Services.

THE PARTIES AGREE AS FOLLOWS.

1.	Effective Date.

This Agreement takes effect on Effective Date and unless earlier terminated in accordance with its terms terminates on the latter of:

(a)	31 December 2020;

(b)	the last day of the final Campaign (being Campaign 7c) as reflected in the final Campaign Schedule,

(the Term).

2.	Documents comprising this Agreement. This Agreement is comprises the following sections:

(a)	Section 1: Form of Agreement

(b)	Section 2: Terms and Conditions for the Project Management Services

( )	Section 3: Rates and Prices

(a)	Section 4: Scope of Work

(b)	Section 5: Change Order

(c)	Section 6: Purchase Order

3.	Order of precedence.

To the extent of any ambiguity, inconsistency or conflict between provisions of any of the documents comprising this Agreement then the relevant provision of the documents will prevail in the order of precedence set out in clause 2.

4.	Call off process.

4.1	The Project Manager must provide the Services to the Company in accordance with:

(a)	this Agreement; and

(b)	each Purchase Order agreed between the Parties in accordance with clause 4.2 below.

4.2	In respect of each Purchase Order:

(c)	the Company must give notice to the Project Manager setting out the proposed Campaign Schedule overview in accordance with clause 8.2(b) of Section 2; such notice must be given not later than 3 months before commencement of the mobilization window of the vessel;

(d)	as soon as practicable after the Company’s notice pursuant to clause 4.2(a) of this Section 1: Form of Agreement, the Project Manager, together with input from the Company Representative, shall provide the Company with the draft Project Schedule (including proposed budget, Contracts and personnel required for the Services);

(e)	at least two (2) months before commencement of the mobilization window of the vessel for the Company’s relevant Campaign Schedule:

(i)	the Parties shall agree the content of the Purchase Order, including Project Schedule, budget, Services, Contracts and personnel required in respect of that Campaign; and

( )	the Company will issue to the Project Manager the Purchase Order as agreed pursuant to paragraph (i)(Call Off Date).

	Timing	Action	Responsible Party
1.	Not later than 3 months before commencement of mobilization window of vessel	Campaign Schedule: Company gives notice to Project Manager of Campaign Schedule	Company

2.	As soon as practicable after Company gives notice of Campaign Schedule	Draft Project Schedule: Project Manager submits to Company the draft Project Schedule	Project Manager, with Company Representative input

3.	At least 2 months before commencement of mobilization window of vessel	Agree Purchase Order Purchase Order agreed between the Parties	Company and Project Manager

4.	At least 2 months before commencement of mobilization window of vessel	Issue Purchase Order Company issues Purchase Order	Company

5.	Payment. In consideration of the due and proper performance of the Services by the Project Manager, the Company agrees to pay the Project Manager for the performance of the Services in accordance with the terms of this Agreement.

6.	Exclusivity. During the Term the Company grants exclusivity to Project Manager to provide the Services and will not enter into any agreement with any third party under which that third party would be obliged to provide Services to the Company without the Project Manager’s prior written consent.

7.	Parties’ Representatives for this Agreement. The Parties appoint Representatives as set out in clause 8 below to exercise or perform the Party’s rights or obligations under this Agreement. A Party’s Representative may nominate a delegate to exercise any of his or her powers, duties, discretions or authority.

A Party may at any time by notice in writing to the other Party remove the existing Representative and appoint a new Representative. The Representatives do not have powers or authority to amend the Agreement.

For Project	Scott Wilson
Manager

(Project
Manager
Representative)

For Company	Anthony O’Sullivan

(Company
Representative)

8.	Notice particulars. The addresses for the service of notices are as follows:

For Project Manager	Lyngby Hovedgade 85 DK-2800 Kogens Lyngby Denmark Email: Scott.Wilson@maersksupplyservice.com

For Company	10th Floor, 595 Howe Street, Vancouver, B.C., V6C 2T5. Email: aosullivan@deepgreenresources.com

9.	Communications. All instructions, notices, authorizations, approvals and acknowledgements and other communications between the Parties must be in writing.

10.	Execution. Executed as an agreement.

Executed by Maersk Supply Service Integrated Solutions A/S by its duly authorized representatives:

Signed:		Signed:

/s/ Olivier Trouve		/s/ Jonas M. Agersuou
Name:	Olivier Trouve	Name:	Jonas M. Agersuou
Position:	CEO	Position:	CEO
Date:		Date:	6/4/2018

Executed by Nauru Ocean Resources Inc., by its duly authorized representative:

Signed:	/s/ GERARD BARRON
Name:	GERARD BARRON
Position:	DIRECTOR
Date:	6th April 2018

SECTION 2 -TERMS AND CONDITIONS FOR PROJECT MANAGEMENT SERVICES

1	DEFINITIONS AND INTEPRETATION

1.1	In this Agreement the initialized terms have the following meaning.

ABC Laws includes (i) the UK Bribery Act 2010 and any other anti-corruption law of the United Kingdom (including any applicable common law, law of equity, any written law, statute, regulation or other instrument made under statute); (ii) the United States Foreign Corrupt Practices Act, regardless of whether the relevant person or entity is a “domestic concern” for the purposes of that statute; (iii) the principles described in the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997 which came into force on 15 February 1999, and the Convention’s commentaries, and other such Conventions including the United Nations Convention against Corruption which entered into force on 14 December 2005; (iv) the Canadian Corruption of Foreign Public Officials Act and all other applicable laws and regulations in Canada (including each Canadian province) with respect to bribery or corruption; and (v) any other anticorruption law of a country which applies to Project Manager or the Company from time to time in relation to the Agreement.

Affiliate means any entity controlling, controlled by, or under common control with Project Manager or Company respectively, including (i) any person under common Control with a Party or under common Control with a person under the direct or indirect Control of the Party; or (H) any person under the direct or in direct Control of a person that has the direct or indirect control of the Party.

Agreement means this agreement (including all of the Sections).

Background Intellectual Property means any Intellectual Property that is owned by or licensed to either Party independently of the Agreement, and includes Intellectual Property that may be used in the performance of the Services or which is incorporated into the Services or otherwise made available by either party in connection with this Agreement.

Business Day means a day on which the banks are open for business in London, England and Copenhagen, Denmark, other than a Saturday, Sunday or public holiday in those cities.

Call Off Date has the meaning given to it in clause 4.2(e)(ii) of Section 1.

Campaign means the activities described in the applicable Campaign Schedule as agreed in the applicable Purchase Order.

Campaign Schedule means each schedule of activities (including list of all required Contracts) for the Operations provided by the Company pursuant to clause 8.2(b).

Claim means any cost, demand, legal proceedings, claims, actions, fines, penalties, obligations or liabilities of any nature, including legal costs on a full indemnity basis, arising under any statue or in equity or under a contract or at common law or otherwise at law of whatsoever nature.

Company means the entity designated as such in Section 1: Form of Agreement.

Company Group means the Company, its Contractors of any tier, its and their respective Affiliates, its and their respective directors, officers, employees, invitees and agents but does not include any member of the Project Manager Group.

Company Representative is the person appointed by the Company for the purposes of clause 9 of Section 1.

Consequential Loss means:

(a)	consequential or indirect loss under English law; and

(b)	loss and/or deferral of production, loss of product, loss of use, loss of revenue, profit or anticipated profit (if any), in each case whether direct or indirect to the extent that these are not included in paragraph (a), and whether or not foreseeable at the Effective Date.

Contract means any agreement, contract, purchase order or other arrangement under which a Contractor is engaged (or proposed to be engaged, as relevant) by the Project Manager for a part of the Operations.

Contract Area is the physical area falling within the scope of the ISA Contract.

Contractor means any person appointed as a contractor for a part of the Operations, whether directly by the Project Manager, and such person’s successors in title except subcontractors engaged by Project Manager in respect of the Services.

Control means control which a person has over an Affiliate and any of the following: (i) direct or indirect ownership of 50% (fifty per cent) or more of the share capital or other ownership interest in any other entity; or (ii) the right to exercise 50% (fifty per cent) or more of the votes in any other entity; or (iii) the contractual right to designate more than half of the members of such entity’s board of directors or similar executive body; or by virtue of any power conferred by the law, constitutional documents, agreements or arrangements regulating or relating to such undertaking.

Effective Date means the date of this Agreement as recorded in Section 1: Form of Agreement.

Force Majeure has the meaning given to that term in clause 24.2.

Free Issue Items means any plant, facilities, and all other things whether of a temporary or permanent nature that is provided by the Company to the Project Manager to be used in the performance of the Services; Free Issue Items will include the vessel provided by the Company in accordance with the Campaign Schedule in connection with the Operations.

Government means any national or local government, including any department, agency or other instrumentality thereof, and any government owned or controlled enterprise.

HSE means health, safety and environment.

Insolvency Event means the relevant person becoming bankrupt or making a composition or arrangement with its creditors or an order for the winding up of such person being made or (except for the purposes of amalgamation or solvent reconstruction) a resolution for its voluntary winding-up being passed or a provisional liquidator, receiver, examiner, administrator or manager of its business or undertaking being appointed or presenting a petition or having a petition presented, applying for an administration order to be made, or possession being taken by or on behalf of the holders of any debenture secured by a floating charge or any property comprised in or subject to the floating charge, or any equivalent act or thing being done or suffered under any applicable law.

Intellectual Property means any invention, patent or application for a patent, design (registered or unregistered), trademark (registered or unregistered), name, copyright (including future copyright), circuit layout, trade secret, know-how, proprietary information or other right in respect of any data, information, process, work, material or method.

ISA Contract means the contract awarded to Nauru Ocean Resources Inc. by the International Seabed Authority pursuant to UNCLOS for the exploration for polymetallic nodules in the areas as specified in the contract.

Key Personnel means the following positions: offshore manager, HSE advisor, shift supervisor, contracts manager and the senior project manager as described in clause 4.2.3 of Section 3 (Scope of Work).

Loss means any loss, damage, liability, injury, claim or expense arising out of or in connection with this Agreement.

New Intellectual Property means any Intellectual Property that arises out of, or is created in the course of, the performance of the Agreement.

Operations means exploration operations carried out pursuant to, and to satisfy the conditions of, the ISA Contract in the Project Area.

Operations Consents has the meaning given to it in clause 11.4.

Project Area means the NORI Area D as shown on the map attached in Annexure A to Section 2: Terms and Conditions for the Project Management Services.

Project Manager means the entity appointed as such pursuant to clause 2.1.

Project Manager Group means Project Manager, its Affiliates, and their respective directors, officers, employees, contract personnel, invitees and agents but does not include any member of the Company Group.

Project Costs means all costs and expenses incurred by the Project Manager on behalf of the Company in providing the Services under this Agreement including:

(a)	any and all costs authorized pursuant to a Purchase Order;

(b)	amounts incurred by the Project Manager pursuant to clause 6 in relation to Contracts or clause 7 in relation to emergencies; and

(c)	agreed amount of the markup fee applied by the Project Manager pursuant to Section 3: Rates and Prices.

Public Official means any (a) officer or other person employed in any capacity (i) at any level of Government, (ii) any official or employee of a labor union controlled by any Government or political party, or (iii) in any public international organization, such as the United Nations or the European Union, including any department, agency or other instrumentality thereof; (b) any candidate or officer or other person employed by a political party; or (c) any person acting in any official capacity for or on behalf of any person or organization listed in (a) or (b).

Purchase Order means purchase order agreed between the Parties and issued by the Company in accordance with clause 4 of Section 1: Form of Agreement.

Project Schedule means a detailed schedule of activities (including list of all required Contracts) prepared by the Project Manager for each Campaign Schedule.

Representative means either the Company representative or the Project Manager representative, as relevant, appointed pursuant to clause 6 of Section 1: Form of Agreement.

Service Fee means an amount calculated in accordance with Section 3: Rates and Prices for carrying out the Services pursuant to this Agreement.

Services means the project management services as set out in Section 4: Scope of Work of this Agreement.

Services Consents is defined in clause 11.1.

Total Value means an amount equal to the total aggregate consideration payable under the relevant Contract, measured in USD.

Term is defined in clause 1 of Section 1: Form of Agreement.

UNCLOS means the United Nations Convention on the Law of the Sea.

VAT has the meaning given to that term in clause 12.1.

1.2	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	headings or subheadings are for convenience only and do not govern the meaning or construction of any provision of this Agreement;

(b)	a reference to any agreement or document is to that agreement or document as amended, novated, supplemented or preplaced from time to time;

(c)	words expressed in singular include the plural and vice versa;

(d)	a ‘person’ includes a company, partnership, firm, joint venture, association, authority, corporation or other body corporate;

(e)	references to parts, sections, clauses, schedules and annexures are references to parts, sections, clauses, schedules and annexures to this Agreement;

(f)	a reference to a Party to this Agreement includes that Party’s successors and permitted assigns;

(g)	no rule of construction will apply to the disadvantage of a Party because that Party was responsible for drafting this Agreement or any of the provisions of this Agreement;

(h)	a reference to any law contained in this Agreement is deemed to include any amendment, re-enactment or consolidation of that law; and

(i)	if anything is required to be done under this Agreement within a certain number of days and the last day of the specified period falls on a non working day in the location where the relevant act or thing must be done, then the last day of the relevant period is deemed to be on the first following working day.

2	APPOINTMENT OF PROJECT MANAGER

2.1	Company appoints Maersk Supply Service Integrated Solutions A/S as the Project Manager to provide the Services in relation to the Operations to the Company.

2.2	The Project Manager will provide the Services to the Company in accordance with this Agreement, and as authorized by the Company, from time to time.

2.3	The Project Manager will remain solely liable for the performance of its obligations under this Agreement (including the provision of Services to the Company) and for the acts or omissions of Key Personnel, agents, officers or employees of the Project Manager engaged directly in the provision of the Services and any subcontractors engaged by the Project Manager to perform its obligations in respect of the Services.

3	SERVICE FEE AND PROJECT COSTS

3.1	In consideration of the Project Manager providing the Services, the Company must pay to the Project Manager the Service Fee.

3.2	The Company must pay or reimburse the Project Manager for Project Costs in accordance with clause 12.1.

4	PROJECT MANAGER’S OBLIGATIONS

4.1	The Project Manager must perform and carry out all of its obligations under the Agreement and must provide the Services with all due care and diligence and with the skill to be expected of a reputable Project Manager experienced in the types of Services to be provided and Operations to be performed under the Agreement.

4.2	In the conduct of the Services, the Project Manager will:

(a)	perform the Services in accordance with the applicable law, this Agreement, the decisions of the Company Representative not in conflict with this Agreement or any applicable law and, to the extent practicable, in accordance with any requirements of the ISA Contract that have been notified by the Company to the Project Manager under clause 8.2(a);

(b)	provide the Services in accordance with the dates and milestones set out in the Company’s Campaign Schedule;

(c)	prepare and submit to the Company Representative in a timely manner, and as contemplated by this Agreement, all proposed Contracts, Project Schedules and any relevant procedures;

(d)	upon receipt of reasonable advance notice, permit representatives of the Company to have at all reasonable times during normal business hours and at Company’s risk and cost reasonable access to Services, to observe and inspect the Services; in respect of any Services being provided offshore such access shall be granted 24 hours per day during operational periods;

(e)	establish and implement in accordance with clause 14 an HSE plan and perform the Services in a safe manner in accordance with the HSE plan;

(j)	seek Company approval prior to the engagement or appointment of Key Personnel to provide Services and prior to replacing any of the Key Personnel;

(k)	ensure that sufficient number of personnel are assigned to the performance and completion of the Services in accordance with the provisions of the Agreement. Where the Project Manager reasonably believes that additional personnel are required to meet any deadlines for the Services, the Project Manager will seek the Company Representative’s approval prior to engaging additional personnel in relation to the Services;

(l)	ensure that all persons employed by the Project Manager on the Services must be competent, properly qualified, skilled and experienced in accordance with good industry practice. If any person employed on the Services fails, in the reasonable opinion of the Company, to perform the Services in a competent manner, then the Company may require, by written notice to the Project Manager, that such person is removed and replaced. Upon such request the Project Manager shall ensure that a replacement person who is reasonably acceptable to the Company is appointed without delay; and (ii) the replacement person possesses the required skills necessary for the provision of the Services in question;

(i)	prior to appointing or procuring any Contractor, in compliance with the Project Manager’s procurement procedures conduct appropriate and proportionate due diligence, including with respect to such proposed Contractor’s ability to perform its obligations on time, within budgeted cost, and in compliance with applicable legal and contractual requirements;

(m)	as required by the Company or requirements relating to Operations, organize travel for Project Manager and Contractor personnel, provided the Project Manager uses reasonable endeavors to minimize the cost of such travel;

(n)	include in any Contracts, and to the extent practical and lawful, provisions that:

(i)	establish that such Contractors can only enforce their Contract against Company;

(H)	permit Project Manager, on behalf of the Company, to enforce contractual warranties and indemnities against such Contractors, and to recover from such Contractors losses and damages that are recoverable under their Contracts;

(Hi)	require such Contractors to comply with applicable laws; and

(iv)	ensure that the Company obtains ownership of, or is granted a license to use the outputs under the Contract (to the extent relevant) to the extent such outputs are relevant to the Operations.

4.3	The Services expressly exclude, and the Project Manager will not be responsible for, the following:

(a)	preparing, providing or approving the Campaign Schedule;

(b)	subject to clause 4.2(a), maintaining the ISA Contract in full force and effect and ensuring that Services or the Operations meet the minimum or other work obligations under the ISA Contract;

(c)	payment to the Government, within the periods and in the manner prescribed by the ISA Contract and the applicable laws, any payments, taxes, interests, penalties, fees and other payments in any way relating to the ISA Contract or the Operations;

(d)	carrying out the obligations of an operator of the ISA Contract, including preparing and furnishing such reports, records and information as may be required under the ISA Contract or the applicable laws;

(e)	representing the Company in any dealings with the Government with respect to matters arising in relation to the ISA Contract or the Services.

5	INFORMATION PROVIDED BY PROJECT MANAGER

5.1	Project Manager shall provide the Company in a timely manner with copies of the following information, data and reports relating to the Services in digitized format and if not available then in hard-copy as they are currently produced or compiled from Services:

(a)	Contracts entered into pursuant to clause 6;

(b)	weekly and monthly cost reports; weekly cost reports shall include a high level overview of costs incurred during the previous week (commencing from end date of the previous weekly cost report where relevant); and monthly cost reports shall provide an overview of the monthly spend to date (starting from the previous monthly cost report where relevant) and a forecast of costs for the following month;

(c)	during operational periods—vessel daily progress reports;

(d)	weekly progress reports on operations, which progress reports shall at least set out the then current Project Schedule, progress against it and the status of the activities to date;

(e)	key performance data under the HSE plan established in accordance with clause 14;

(f)	key performance data relating to any key performance indicators agreed between the Company and the Project Manager;

(g)	such additional information (including copies of invoices for costs incurred in the performance of Services) as the Company may reasonably request, provided that the preparation of such information will not unduly burden Project Manager’s administrative and technical personnel, that the Company pays the costs of preparation of such information.

6	CONTRACTING

6.1	The Project Manager will procure Contractors for the purposes of the Operations in accordance with this clause 6. The Project Manager will carry out day to day management and administration of each Contract and each Contractor and do all reasonable things, subject to this Agreement, to supervise and control each Contractor’s performance of its obligations under the applicable Contract.

6.2	The Project Manager will award the Contracts in respect of the Operations in accordance with the below procedures A (Contracts for less than or equal to USD 30,000 Total Value) and B (Contracts for over USD 30,000 Total Value).

Procedure A — Contracts for less than or equal to USD 30,000 Total Value

6.3	In respect of contracts with an estimated Total Value, prior to entry into the contract, of less than or equal to USD 30,000, the Project Manager will award contracts to the best qualified contractors, as determined by the Project Manager’s procurement procedures (including considerations of cost, quality and ability to perform such contract properly, on time, within budgeted costs and in compliance with applicable legal and contractual requirements) without the obligation to conduct a tender and without seeking the approval of the Company.

6.4	All Contracts must be awarded on arm’s length terms and in accordance with clause 6.8.

Procedure B — Contracts in excess of USD 30,000 Total Value

6.5	In respect of contracts with an estimated Total Value, prior to entry into the contract, in excess of USD 30,000, the Project Manager will:

(a)	at the Company’s election, conduct a tender in accordance with the Project Manager’s procurement procedures;

(b)	conduct due diligence in accordance with clause 4.20);

(c)	prepare and provide the Company with a recommendation as to the contractor that the Project Manager considers best qualified to be awarded the relevant Contract and the commercial considerations for such decision; and

(d)	to the extent that the Contract is subject to negotiations, the Company may, at its election, have the negotiations handed over to the Company Representative. The Company will be the contracting party for the purposes of such contracts.

6.6	The Company may, but is not obliged to, enter into Contracts following a recommendation by the Project Manager under clause 6.5. If the Company enters into a Contract following a recommendation by the Project Manager under clause 6.5, the Project Manager will be entitled to payment in respect of that Contract as follows:

(i)	an amount equal to the Project Manager’s actual incurred costs calculated pro rata at the daily rates set out in sections 1 (Onshore) or 2 (Offshore) (as applicable) of Section 3: Rates and Prices for personnel engaged in the procurement and daily administration of that Contract (Contract Costs); plus

(H)	an additional amount equal to five per cent of the relevant Contract Costs (Mark-up).

6.7	If the Company does not accept the Project Manager’s recommendation under clause 6.5 and, instead, enters into an agreement with a third party for the provision of the goods or services the subject of that Contract, the Project Manager will be entitled to the Contract Costs, but not the Mark-up.

6.8	Before the award of any Contract, the Project Manager must, in compliance with its procurement procedures, conduct a due diligence on the proposed Contractor’s ability to comply with ABC Laws and Trade Control Laws. The Project Manager must not award a Contract to an entity that demonstrates a track record of non-compliance or shows disregard for the requirements of ABC Laws or Trade Control Laws.

7	EMERGENCIES

7.1	The requirements contained in the Agreement in relation to Services shall be without prejudice to the Project Manager’s rights and duties to make immediate expenditures, incur commitments and/or take actions in response to an emergency and to:

(a)	take all necessary and proper measures for the protection of life, health, the environment and property; and

(a)	incur such expenditures and liabilities as necessary to deal with the emergency without the prior approval of the Company or the Company Representative,

provided that the Project Manager will, as soon as reasonably practicable and in accordance with the Project Manager’s emergency response manual and bridging document, report to the Company details of such event and any measures the Project Manager has taken or plans to take in response to the emergency. All costs incurred by the Project Manager pursuant to this clause are Project Costs.

8	COMPANY TO PROVIDE INFORMATION AND FREE ISSUE ITEMS

8.1	The Company will provide the Project Manager with all Free Issue Items as is necessary to perform the Services. All Free Issue Items provided by the Company are in good working order and suitable for use in connection with the Services. Unless otherwise notified by the Company, all Free Issue Items must be returned to the Company in a clean condition, good repair and working order, except only for damage caused by fair wear and tear.

8.2	In order to enable the Project Manager to provide the Services, the Company must provide to the Project Manager the following information in relation to the Operations:

(a)	any requirements as may be applicable to the Project Manager or to the Services set out in the conditions of the ISA Contract;

(b)	Campaign Schedules in relation to each Campaign related to the Operations; each Campaign Schedule must as a minimum set out:

(i)	the commencement and end date of the relevant Campaign and proposed mobilization date of the vessel;

(ii)	the scope of Operations that must be carried out during that Campaign; and (Hi) types of Services required in respect of that Campaign.

(c)	copies of all licenses, permits, consents and authorizations obtained by the Company in relation to the ISA Contract and Operations pursuant to clause 11.4;

(d)	all other information reasonably requested by the Project Manager relating to Operations.

8.3	The Company acknowledges that the Project Manager is entitled to rely on the information provided by the Company, including its accuracy and completeness, in preparing the Project Schedule and agreeing the Purchase Order. To the extent that any variations to the Project Schedule or the Purchase Order are required after the Call Off Date:

(a)	the Project Manager will, upon written request by the Company, make such variations but only if they are feasible and are within the scope of Services; and

(b)	the cost of such variations will be deemed to be Project Costs.

The Project Manager will have no liability to the Company if, in providing the Services, the Project Manager uses and relies on information provided to it by the Company, except to the extent that the Project Manager knew that such information was untrue or incorrect.

9	CLAIMS RELATED TO CONTRACTS

9.1	Where the Project Manager becomes aware of a Claim in relation to a Contract, it must give the Company notice within 15 days of the date it receives notice of the Claim, or becomes aware of the Claim; such notice must include all information which can be reasonably provided, including the amount claimed and details of all circumstances relevant to the Claim, copy of the Contract to which the Claim relates and any other relevant information.

9.2	Subject to clause 9.5, the Company will be solely responsible for the defense, compromise or settlement (as relevant) of any Claim in relation to a Contract. The Project Manager must provide the Company, as and when required, with all information and necessary assistance, including access to electronic or hard copy files or notes or access to Key Personnel, employees or agents of the Project Manager to enable the Company to defend or settle any such Claims.

9.3	The Company indemnifies the Project Manager in respect of any reasonable costs that the Project Manager has incurred in relation to a Claim contemplated by clause 9.2.

9.4	The Company shall promptly notify the Project Manager of any Claim made against the Company by a third party that arises out of or may affect the Operations or the Services.

9.5	Where a Claim in relation to a Contract arises from a negligent act or omission, or willful misconduct, of the Project Manager, the Project Manager will be solely responsible, at the Project Manager’s costs (which may not be claimed as Project Costs), for the defense, compromise or settlement (as relevant) of such Claim, together with any award or damages arising from such Claim.

9.6	The Project Manager indemnifies the Company in respect of any reasonable costs that the Company has incurred in relation to a Claim as contemplated by clause 9.5.

10	CHANGE TO SERVICES

10.1	Subject to clause 10.3, the Company may, by written Change Order in the form provided in Section 5: Change Order and signed by Company Representative, direct the Project Manager to make a change to the Services. The Project Manager must comply with the direction, provided the increase or decrease in the Project Costs and/or Service Fee payable in relation to the change is determined in accordance with clause 10.3 or agreed in accordance with clause 10.4.

10.2	The Project Manager must comply with the directions of the Company provided that such directions do not materially or substantially change the Services.

10.3	The increase or decrease in the Service Fee to be paid to the Project Manager due to a change to the Services referred to in clause 10.1 is to be determined in accordance with Section 3: Rates and Prices (where applicable).

10.4	If the increase or decrease in the Service Fee cannot be determined by reference to Section 3: Rates and Prices, the Parties will negotiate in good faith to agree the increase or decrease in the Service Fee within a reasonable time (by reference to the nature of the change requested and the desired timing for implementation as set out in the respective Change Order).

10.5	The change to the Services referred to in clause 10.1 will not be effective and binding on the Project Manager until the increase or decrease in the Service Fee is agreed. Notwithstanding the foregoing, the Project Manager must not suspend Services and must continue to perform the Services in accordance with this Agreement (for clarity, other than the Services the subject of the Change Order). If a change to the Services is agreed, the Project Manager must continue to perform the Services, as varied in accordance with this clause 10, in accordance with this Agreement and the applicable Change Order.

11	SERVICES CONSENTS AND OPERATIONS CONSENTS

SERVICES CONSENTS

The Project Manager must carry out the Services in compliance with all applicable laws (national or international), including all rules and regulations of any Government authority or regulatory body having jurisdiction over the Services. Subject to clause 11.2, any licenses, permits, consents and authorizations required in relation to the Services (Services Consents) are the sole responsibility of the Project Manager. The Project Manager must ensure that all such Services Consents remain in full force and effect for the duration of the performance of the Operations and the Services.

11.2	If there are Services Consents that can only be legally obtained by the Company, the Project Manager must give notice of this to the Company in good time so as to ensure that such are able to be obtained well in advance of the time they are needed in order not to delay the performance of any part of the Services or the Operations. The Project Manager must provide such reasonable assistance as may be requested by the Company.

11.3	Upon receipt of notice under clause 11.2, the Company must procure that it, or the relevant Company Group entity, obtains the notified Services Consents and must provide evidence of the same to the Project Manager. The Company must ensure that all such Services Consents remain in full force and effect for the duration of the performance of the Operations and the Services.

OPERATIONS CONSENTS

11.4	The Company must obtain all licenses, permits, consents and authorizations that are required by the applicable laws, rules and regulations governing the ISA Contract and Operations (Operations Consents). The Company must ensure that all such Operations Consents remain in full force and effect for the duration of the performance of the Operations and the Services. For certainty, the obligations of this clause only apply in respect of the Project Area.

11.5	If there are Operations Consents that can only be legally obtained by the Project Manager or a Project Manager Group entity engaged in the Operations, the Company must give notice of this to the Project Manager in good time so as to ensure that such are able to be obtained well in advance of the time they are needed in order not to delay the performance of any part of the Services or the Operations. The Company must provide such reasonable assistance as may be requested by the Project Manager.

11.6	Upon receipt of notice under clause 11.5, the Project Manager must procure that it, or the relevant Project Manager Group entity, obtains the notified Operations Consents and must provide evidence of the same to the Company. The Project Manager must ensure that all such Operations Consents remain in full force and effect for the duration of the performance of the Operations and the Services.

INDEMNITIES

11.7	The Company will save, indemnify and hold harmless the Project Manager Group from and against any Claims by reason of a failure of the Company to comply with its obligations under clauses 11.3, 11.4 and 11.5. For certainty, the indemnity in this clause is provided in respect of Operations and the Project Area only.

11.8	The Project Manager will save, indemnify and hold harmless the Company Group from and against any Claims by reason of a failure of the Project Manager to comply with its obligations under clause 11.1, 11.2 or 11.6.

12	INVOICING AND PAYMENT

12.1	The Project Manager will prepare and submit monthly fully itemized invoices showing both Service Fee and Project Costs in arrears, as relevant. Where the invoice includes Project Costs or expenses incurred by the Project Manager then these amounts must be itemized and supported by such documentary evidence as the Company reasonably requires.

Invoices must be in English and reference the applicable Purchase Order number. With regards to taxes each invoice must show (i) the country and governing value added tax or any similar tax (VAT) rate applicable to the charges being invoiced, and (H) the VAT registration number of the Project Manager. All payments contemplated under the Agreement are exclusive of VAT, which shall be charged by and accounted to the relevant tax authority by the relevant Party as is required under prevailing VAT legislation.

12.2	The Company will, subject to the terms of this Agreement, pay each properly submitted and supported invoice within thirty (30) days of receipt of the invoice to the Project Manager’s nominated bank account. Unless otherwise specified in this Agreement, invoices must be made out and paid in the same currency or currencies as stated in Section 3: Rates and Prices.

12.3	If the Company disputes any part of the Project Manager’s invoice then:

(a)	the Company must notify the Project Manager of the sum in dispute and provide particulars as to the reason for the dispute;

(b)	the Company may withhold payment of the disputed portion provided the Company pays the undisputed amount in accordance with the payment terms of this clause 12.2; and

(c)	the Parties will endeavor to resolve the dispute as soon as possible. On settlement of the dispute, any amount found to be due by one Party to the other must be paid and payment terms of clause 12.2 apply to such payments.

12.4	Any amounts due to the Project Manager pursuant to an invoice submitted in accordance with clause 12.1 which are not paid on the date due for payment as prescribed, and except for any amounts disputed pursuant to clause 12.3, shall accrue interest on the amount not paid from the date payment is due until the date payment is made. Interest shall be calculated at 6% per annum.

12.5	The Project Manager must use its best endeavors to submit the final invoice no later than hundred and twenty (120) days following completion of the Services.

12.6	Where the Project Manager has incurred Project Costs and those costs are payable by the Company in accordance with the terms of this Agreement, then the Company indemnifies the Project Manager in respect of any Claims arising as a result of the Company’s breach of its payment obligations under clause 12.1.

12.7	The Company is not entitled to withhold monies or remuneration under any other contracts with the Project Manager Group (including any contracts relating to the vessel) as set off against disputes under this Agreement, nor is it entitled to withhold remuneration due under this Agreement as set off against disputes under any other contract with the Project Manager Group.

13	SUSPENSION, TERMINATION AND DEFAULT

13.1	Without prejudice to the Project Manager’s rights pursuant to clause 13.3, where the Company fails to pay the Project Manager on the due date as required under clause 12.2, the Project Manager may suspend all Services under this Agreement and resume the Services only upon Company’s full payment of all outstanding invoices. The Project Manager will have no liability to the Company for any delays or costs suffered by the Company as a result of such suspension.

13.2	The Company may, by written notice to the Project Manager, terminate the Agreement for any or all of the following reasons:

(a)	subject to clause 13.4, in the event of material default by the Project Manager;

(b)	for Force Majeure exceeding 60 consecutive days; and

(c)	in the event of the Project Manager suffering an Insolvency Event.

13.3	The Project Manager may, by written notice to the Company, terminate the Agreement for any or all of the following reasons:

(a)	subject to clause 13.4, in the event of material default by the Company. For the avoidance of doubt, the Company’s failure to pay the Project Manager within three (3) months of the due date as required by clause 12.2 is deemed to be a material default;

(b)	for Force Majeure exceeding 60 consecutive days; and

(c)	in the event of the Company suffering an Insolvency Event.

13.4	Before the issue by the Company or the Project Manager of a notice of termination of the Agreement as contemplated by paragraphs 13.2(a) and 13.3(a), the notifying Party must give notice to the Party in default of the details of such default. The notified Party must, within 30 days of receipt of the notice, remedy such default at its own cost. If the notified Party does not remedy the default within 30 days, then the notifying Party may issue a notice of termination in accordance with the provisions of clause 13.2(a) or clause 13.3(a) as relevant.

13.5	A notice of termination issued pursuant to clauses 13.2 or 13.3 becomes effective on the date specified in the notice (or in the absence of any specified date then at the date of receipt of the notice).

13.6	In the event of termination of the Agreement, the Project Manager is entitled to payment for the part of the Services performed in accordance with the Agreement together with such other amounts as may have been incurred as Project Costs to date of termination. The Company shall be entitled to set off any sums payable to the Project Manager against any liability of the Project Manager for reasonable and documented costs of the Company arising as a result of such breach.

13.7	Termination of this Agreement (whether under this clause 13 or any other provision of this Agreement) will be without prejudice to any rights or remedies that may have accrued to either Party prior to such termination.

13.8	On termination of this Agreement pursuant to this clause 13:

(a)	each Party shall return without delay any Confidential Information and any other material in its possession supplied or owned by the other Party;

(b)	the Company will pay any outstanding amounts due to the Project Manager in accordance with clause 12.

(c)	where the Company terminates the Agreement pursuant to clause 13.2(a) and the Company appoints a new project manager to perform services in relation to the Operations instead of the Project Manager, the Project Manager must provide all reasonable assistance to facilitate the transition of the Services from the Project Manager to the new project manager.

13.9	If the Company terminates this Agreement under clause 13.2(a) while a Campaign is still ongoing, the Project Manager must, at the Company’s discretion, complete that Campaign provided that the Company will remain obliged to pay any amounts payable to the Project Manager under this Agreement for such Campaign.

14	HEALTH AND SAFETY AND SECURITY

14.1	The Project Manager will, as part of the Services:

(a)	prepare and present for Company Representative approval an HSE plan designed to achieve safe and reliable conduct of activities, to avoid significant and unintended impact on the safety and health of people, on property, and on the environment, and to comply with laws relating to HSE;

(a)	subject to Company Representative approval to the HSE plan, carry out the HSE plan; and

(b)	plan and conduct Services consistent with the HSE plan. In this regard, the Project Manager must perform the Services in a manner that gives priority to safety in order to protect life, health, property and environment.

14.2	The Company may request the Project Manager at any time to provide health and safety information associated with the performance of the Services, including evidence of compliance with the HSE plan, and the Project Manager must comply with such requests.

15	INTELLECTUAL PROPERTY

15.1	Nothing in this Agreement affects a Party’s title to its Background Intellectual Property.

15.2	All New Intellectual Property will vest in the Company as soon as the preparation or production thereof commences and the Project Manager hereby assigns to the Company any interest it may have in such New Intellectual Property.

15.3	The Company grants to the Project Manager a royalty free, irrevocable, non-exclusive, perpetual, sub-licensable, transferable, worldwide license to use (including modify, adapt, copy and distribute) the Company’s Background Intellectual Property and any Company’s New Intellectual Property, in connection with and for the purposes of providing the Services. The Company shall indemnify and hold harmless the Project Manager against any Loss incurred by the Project Manager in connection with any claim, action or proceedings by a third party alleging that the use of the Company’s Background Intellectual Property by the Project Manager infringes that third party’s intellectual property rights.

15.4	The Project Manager grants to the Company a royalty free, non-exclusive, transferable and sub-licensable worldwide license to use the Project Manager’s Background Intellectual Property which is made available by the Project Manager to the Company under this Agreement for the purpose of enjoying the full benefits of the Services and any outputs of the Services and otherwise exercising its rights in relation to the Services. The Project Manager shall indemnify and hold harmless the Company against any Loss incurred by the Company in connection with any claim, action or proceedings by a third party alleging that the use of the Project Manager’s Background Intellectual Property by the Company infringes that third party’s intellectual property rights.

16	TAXATION

16.1	The Project Manager is responsible for the payment of all taxes, duties, levies, charges and contributions (and any related interest or penalties) arising as a result of this Agreement for which the Project Manager is liable, including, but not limited to, those calculated by reference to income, profits, capital gains, turnover and employment income (solely of employees of Project Manager and Project Manager Affiliates), now or hereafter levied or imposed by any appropriate governmental authority of the country of incorporation of the Project Manager.

16.2	The Company is responsible for the payment of all other taxes, duties, levies, charges and contributions (and any related interest or penalties) arising as a result of this Agreement, now or hereafter levied or imposed by any appropriate governmental authority.

16.3	Company may, without liability to Project Manager, withhold sums in respect of taxation (‘withholding taxes’) from payments under this Agreement to the extent that such withholding is required by applicable laws. Where Project Manager is lawfully exempt from the requirement for any withholding of tax, Project Manager shall inform the Company hereof and forward the relevant documentation in support of this prior to any relevant payment being made by Company to Project Manager.

16.4	Where Project Manager is not able to obtain a full credit, offset or deduction for any such withholding taxes (‘irrecoverable withholding taxes’) against its own tax liabilities, Project Manager shall provide all reasonable details to the Company to substantiate the inability to obtain a full credit, offset or deduction. The Company shall pay an additional amount to the Project Manager such that Project Manager’s net position remains unaffected by the inability to claim a full credit, offset or deduction for such withholding taxes. No additional amount is payable if the inability to claim a full credit, offset or deduction arises merely because the Project Manager has current year or brought forward tax losses.

16.5	Company shall pay Project Manager in addition to and together with the consideration due under this Agreement, any VAT (or similar tax) chargeable in respect of goods or services supplied by Project Manager under this Agreement, upon receipt of a valid tax invoice as may be required under applicable laws.

16.6	Project Manager accepts no liability for taxes, duties, levies, charges and contributions (and any related interest or penalties) for which Contractors are liable as imposed by any appropriate governmental authority. Should Project Manager lawfully be required to remit any taxes, duties, levies, charges and contributions (and any related interest or penalties) to any appropriate governmental authority on behalf of Contractors and Project Manager is not able to recover such amounts from Contractors within a reasonable amount of time, Company shall pay such amounts to Project Manager on receipt of evidence of payment of such amounts.

17	AUDIT AND STORAGE OF DOCUMENTS

17.1	During the course of the Services and for a period ending three (3) years thereafter, the Company or its duly authorized representative (including a well-reputed third party auditor appointed by the Company at its own cost) has the right to audit at all reasonable times and, upon request, take copies of all of the Project Manager’s records (including data stored on computers) books, personnel records, accounts, correspondence, memoranda, receipts, vouchers and other papers of every kind relating to:

(a)	all invoiced charges made by the Project Manager on the Company; and

(b)	any provision of this Agreement under which the Project Manager has obligations the performance of which is capable of being verified by audit.

However, the Company is not entitled to investigate the make-up of rates and lump sums included in the Agreement.

17.2	The Company (including an external auditor appointed by the Company) has the right to require that an audit cover the Project Manager’s financial procedures, controls and systems upon reasonable notice for the purposes of ensuring the Project Manager’s compliance with this Agreement.

17.3	The Project Manager must co-operate fully with the Company and/or its representatives in the carrying out of any audit required by the Company and must provide all necessary assistance (including making Project Manager’s personnel and facilities available on request) to the auditors. The Company will conduct any audit in a manner which will keep to a reasonable minimum any inconvenience to the Project Manager.

17.4	The Project Manager must use its reasonable endeavors to obtain equivalent rights of audit to those set out above in this clause from Contractors engaged in relation to the Operations and will cause such rights to extend to the Company.

18	CONFIDENTIALITY

18.1	Neither Party (the ‘receiving Party’) may without the prior agreement of the other Party (the ‘disclosing Party’):

(a)	make any publicity releases or announcements concerning the subject matter of this Agreement; or

(b)	except as may be necessary to enable the Project Manager to perform its obligations under the Agreement, use, reproduce, copy, disclose to, place at the disposal of or use on behalf of, any third party or enable any third party to use, peruse or copy any information including but not limited to drawings, data, and computer software which:

(i)	is provided to the receiving Party by or on behalf of the disclosing Party or disclosing Party’s Group in relation to the Agreement;

(ii)	vests in the Party in accordance with the Agreement; or

(iii)	the Project Manager prepares in connection with the Services.

18.2	The provisions of clause 18.1 do not apply to information which:

(a)	is part of the public domain;

(b)	was in the possession of the receiving Party prior to award of the Agreement and which was not subject to any obligation of confidentiality owed to the receiving Party;

(c)	was received from a third party whose possession is lawful and who is under no obligation not to disclose;

(d)	is required to be disclosed in order to comply with the requirements of any law, rule or regulation or any governmental or regulatory body having jurisdiction over the Services or the disclosing Party, or any relevant stock exchange; or

(e)	is used or disclosed by the receiving Party two (2) years or more after the completion of the Services.

18.3	Nothing in this Agreement prevents a Party from making a public announcement in relation to its operations, provided that where such public announcement refers to the other Party the announcing Party must provide the affected Party a reasonable opportunity to review and approve publication of that part of the announcement that contains the relevant reference. Approval under this clause 18.3 must not be unreasonably withheld.

19	EXCLUSION OF CONSEQUENTIAL LOSS

Subject to clause 20.4, neither Party is liable to the other for, and each Party waives and releases the other from, any claim for Consequential Loss arising from, relating to or in connection with the Agreement (including any Consequential Loss that may be suffered by the Parties’ respective Groups).

20	LIMITATION OF LIABILITY

20.1	Nothing in this clause 20 shall be deemed to relieve the Project Manager from its obligation to perform the Services in accordance with this Agreement.

20.2	Subject to clause 9.5, the Project Manager Group shall not bear any damage, loss, cost, or liability whether based on contract (including contractual indemnity), negligence or otherwise resulting from a Contractor failing to perform under its Contract, and the Project Manager Group is hereby released from liability to the Company for any and all damages, losses, costs, and liabilities, including fines and penalties, arising out of, incident to, or resulting from such Contractor performance or failure to perform.

20.3	The Project Manager’s total aggregate liability to the Company under and in connection with this Agreement, howsoever arising and irrespective of any negligence, breach of contract, tort or otherwise at law, shall be limited to the aggregate value of the Service Fees paid pursuant to this Agreement.

20.4	Nothing this Agreement relieves a Party from:

(a)	any liability under clauses 16, 18 and 23;

(b)	any liability in relation to any claim of a third party under any applicable law;

(c)	any liability arising from fraud or fraudulent misrepresentation;

(d)	any liability for death or personal injury resulting from the negligence of any Party.

21	INSURANCES

21.1	The Project Manager shall procure and maintain, for its own account and in respect of the Services:

(a)	workers’ compensation and employer’s liability (or equivalent) insurance covering all claims and liabilities in respect of any person employed by the Project Manager or deemed to be a worker of the Project Manager as required by the applicable laws;

(b)	professional indemnity insurance for any incident or series of incidents covering the operations of the Project Manager in the performance of the Agreement;

(c)	any additional insurance required by any applicable law.

21.2	Any insurance policy effected and maintained under this clause 21 shall:

(a)	name the Company as additional insured;

(b)	be primary and without right of contribution from other insurance which may be available to the Company;

(c)	if negotiable with the relevant insurers, state that the relevant insurers agree to waive in favour of the Company and its and their agents, officers and employees any rights, remedies or relief to which they may become entitled by subrogation; and

(d)	prohibit the lapse of or any cancellation or non-renewal of such insurance, without the prior written consent of the Company.

21.3	In addition to the insurances to be obtained by the Project Manager pursuant to this clause 21, the Project Manager may obtain such additional insurances at its own cost as it deems necessary to cover the liabilities it has assumed under this Agreement.

21.4	The Project Manager will, at the request of the Company, provide for inspection copies of certificates of currency in respect of the insurances required to be taken out by the Project Manager pursuant to this clause.

22	TRADE CONTROLS

22.1	The Project Manager undertakes that it is familiar with the trade control and sanctions laws maintained by the EU, Canada and US (Trade Control Laws) and that it shall not take any action that would cause the Company to be in violation of such Trade Control Laws.

23	BUSINESS ETHICS

23.1	Each Party undertakes and warrants to the other Party that neither it nor any member of its Group, nor any agent, consultant or other intermediary acting on behalf of its Group, will directly or indirectly, in relation to this Agreement, give, promise or attempt to give, or approve or authorize the giving of, anything of value to:

(a)	any employee, officer or director of or any person representing the other Party’s Group;

(b)	any other person, including any Public Official;

(c)	a political party or a labor union controlled by any Government or political party; or

(d)	a charitable or other organization, or an officer, director or employee thereof, or any person acting directly or indirectly on behalf of the same,

for the purpose of (i) securing any improper advantage for the relevant Party Group; (ii) inducing or influencing that Public Official improperly to take any action or refrain from taking any action in order for either Party’s Group to obtain or retain business, or to secure the direction of business to either Group, or (iii) inducing or influencing that Public Official to use his/her influence with any Government or public international organization, or any or any department, agency or other instrumentality thereof, for any such purpose.

23.2	Each Party further warrants and undertakes to the other Party that:

(a)	to the best of its knowledge, neither it nor any of its Affiliates, officers, directors, shareholders, employees, or agents or other intermediaries, or any other person acting directly or indirectly on its behalf, has carried out any of the actions described in clause 23.1, above; and,

(b)	the persons described in paragraph (a) above, will comply with the provisions of this clause 23; and

(c)	it will otherwise comply with the ABC Laws.

23.3	Each Party warrants and undertakes it shall maintain adequate records in order to be able to verify its compliance with the provisions of this clause 23 and, without prejudice to the other provisions of this Agreement involving audits, it shall permit the other Party or a certified public accountant designated by the other Party to conduct an audit of such records, at that Party’s reasonable discretion, in case of any dispute between the Parties regarding such compliance, or in case of any investigation by or allegation from any applicable public authority regarding potential violations of any ABC Laws. The Parties will cooperate in any such audit and otherwise in providing documentation relating to any such dispute or investigation.

23.4	Each Party saves, indemnifies, defends and holds harmless the other Party from all fines, penalties, Claims and all associated expenses arising out of or resulting from the violation by it of any of its obligations in this clause 23.

23.5	Before the award of any Contract, Project Manager must use reasonable endeavors to procure a warranty in the same terms as set out in clause 23.2 from such Contractor.

24	FORCE MAJEURE

24.1	Neither Party will be liable to the other Party for any failure to fulfil any term or condition of the Agreement if and to the extent that such fulfilment has been delayed or temporarily prevented by occurrence of a Force Majeure event, which is beyond the control and without the fault or negligence of the Party affected and which, by the exercise of reasonable diligence, the affected Party is unable to provide against.

24.2	For the purposes of this Agreement only the following occurrences are deemed force majeure (Force Majeure):

(a)	war, civil war, acts of terrorism or armed conflict;

(b)	nuclear, chemical or biological contamination;

(c)	national strikes or lock outs or other national industrial disputes but excluding any industrial disputes or strikes involving only the workforce of the affected Party or any of its subcontractors;

(d)	earthquake, flood, fire, explosion and/or other natural physical disaster, but excluding weather conditions as such, regardless of severity;

(e)	changes to applicable legislation preventing execution of any of the Services.

24.3	Where an event of Force Majeure occurs, the affected Party must notify the other Party without delay and give full particulars of the event. Save as expressly provided in the Agreement, no payments of whatever nature will be payable in respect of a Force Majeure occurrence and each Party will bear its own costs arising from this event.

24.4	The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure will use all reasonable endeavors to bring the Force Majeure event to a close or to find a solution in the event of continuance of the Force Majeure event.

25	GOVERNING LAW AND LANGUAGE

25.1	The Agreement and all questions arising in connection with it are governed by and will be construed in accordance with the laws in force in England and Wales, excluding those choice of law rules and choice of law principles which would deem otherwise.

25.2	A dispute, difference or claim whatsoever arising in connection with this Agreement which cannot be resolved amicably by the Parties may be referred by either Party to arbitration in accordance with the Arbitration Act 1996 as then in force. The arbitration will be conducted in accordance with, and subject to the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced. The arbitration will be conducted on the following basis:

(a)	the venue of arbitration must be London, England;

(b)	the arbitration will be conducted in the English language;

(c)	unless the remainder of this paragraph (c) applies, three arbitrators will be appointed by agreement between the Parties. The Party wishing to refer a dispute to arbitration must appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint is arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days so specified. If the other Party does not appoint its own arbitrator and does not give notice that it has done so within the 14 days, the Party referring the dispute to arbitration may, without the requirement of any further prior notice to the other Party appoint its arbitrator as the sole arbitrator and will advise the other Party accordingly. Absent manifest error, the award of a sole arbitrator will be binding on both Parties as if the arbitrator had been appointed by agreement; and

(d)	if the claim nor the counterclaim exceeds the amount of USD50,000 (or such other sum as the Parties may agree) the arbitration will be conducted in accordance with the LMAA small claims procedure current at the time when the arbitration proceedings are commenced.

Nothing in this clause 25 prevents a Party from obtaining injunctive, declaratory or other interlocutory relief from a court which may be urgently required.

26	GENERAL

26.1	Contracts (Rights of Third Parties) Act 1999. The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract including rights solely by virtue of the Contracts (Rights of Third Parties) Act of 1999.

26.2	Notices. Except as otherwise stated in the Agreement, any notice in respect of the Agreement must be in the English language, given in writing and delivered by hand, or sent by email or by post to the relevant address specified in Section 1: Form of Agreement. Any such notice will be effective:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by email, at the time of transmission unless transmitted after the close of normal business hours or on a non-working day, in which case it is effective on the next Business Day following the date of sending; and

(c)	if sent by post, fifth Business Day after the date of posting.

26.3	Entire Agreement. To the extent permitted by law, in relation to its subject matter, this Agreement embodies the entire understanding of the Parties and constitutes the entire terms and conditions agreed by the Parties; and supersedes any prior written or other agreement of the Parties.

26.4	Amendments. Unless otherwise provided in this Agreement no amendment or addition to this Agreement shall be binding on the Parties unless in writing and signed on behalf of each Party.

26.5	Nature of relationship between the Parties.

(a)	Except as expressly stated otherwise in this Agreement, the obligations and liabilities of the Parties pursuant to this Agreement are several and neither joint nor joint and several and each Party is responsible only for its individual obligations hereunder.

(b)	It is neither the purpose nor the intention of this Agreement to create, nor should this Agreement be construed as creating any partnership of any kind, an association, a trust or joint venture or as imposing upon a Party any duty, obligation or liability of a partnership or association or trust or joint venture nature.

(c)	The Project Manager is an independent party and neither it nor any of its personnel or that of the Company’s will be, or be deemed to be: (i) in partnership or in a joint venture relationship; or (ii) an employee, servant or agent of the other Party.

26.6	Counterparts. The Agreement may be executed in any number of counterparts each of which when executed and delivered will be an original and all the counterparts together will constitute one and the same instrument.

26.7	Illegality. Any provision in this Agreement which is illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability and such illegality, voidness or unenforceability will not invalidate any other provision of this Agreement. If the removal of a clause or part of a clause under this clause materially alters the commercial allocation of benefit and risk (or management of risk) under this Agreement, the Parties agree to negotiate in good faith to amend or modify the terms of this Agreement as may be necessary or desirable having regard to the original terms of the bargain and the prevailing circumstances.

26.8	Survival. Provisions in this Agreement which for any reason require action of forbearance after termination, including but not limited to provisions of liabilities, indemnities, warranties and confidentiality, shall remain in full force and effect regardless of termination.

26.9	Expenses. Each Party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement.

ANNEXURE A - MAP OF NORI AREA D

SECTION 3: RATES AND PRICES

Position	Rates (USD per day)
1. Onshore
MSS Senior project manager	$1500
MSS Project Manager	$1200
MSS Document Controller	$600
MSS Project Planner	$750
MSS HSE Advisor	$700
MSS Contract Manager	$900
MSS Legal Advisor	$1100
MSS Cost Controller	$900
MSS Crewing Business Partner	$700
Senior Project Engineer	$1300
Project Engineer	$1200

2. Offshore
Offshore Offshore Construction Manager	$1500
Offshore Shift Supervisor	$1000
Offshore HSE/Medic	$750
Offshore HSE Advisor	$700
Offshore Rigger	$600
Offshore Deck Foreman	$750
Offshore Senior Field Engineer	$1950
Offshore Field Engineer	$1800

3. At Cost+

a. Travel	Cost +10%

b. Procurement of Contracts awarded by the Project Manager (Maersk Supply Service Integrated Solutions A/S))
under clause 6.3 (Contracts for less than or equal to USD 30,000 Total Value) of Section 2: Terms and Conditions
for Project Management Services	Cost +15%

SECTION 4: SCOPE OF WORK

1.	Definitions

SERVICE: Services provided by MSS under this Agreement

Work: Activities performed by the Company

2.	Scope of SERVICE

This Scope of SERVICE defines both the responsibilities and interfaces between MSS and the Company’s Contractors. This document does not attempt to describe every activity or item of supply that may be required by the Company. It relies on the knowledge and experience of MSS to be aware that items not specified might be required in order to provide the complete service that is intended.

The SERVICE shall comprise project management, planning and procurement necessary to the performance of the WORK in relation to the Company’s Offshore Campaigns.

MSS shall be responsible for managing all interfaces which affect the Work and resolving all issues that may arise with its sub-contractors, regulatory bodies (as agreed with the Company), the Company, Contractors and any other third parties.

MSS shall develop management procedures for all activities not adequately addressed by a standard procedure or the Company’s contractor procedure.

Each Work activity shall be subject to a MSS readiness review and be attended by the relevant Personnel to ensure all preparatory works are complete and all actions closed out prior to a phase of the Work commencing. MSS shall ensure all tasks performed as part of the Work are subject to formal risk assessment and such risk assessments are reviewed prior to task being undertaken. In addition, MSS shall ensure appropriate controls are in place and MSS Personnel carry out a suitable toolbox talk prior to commencing the Work. All actions from risk assessments shall be closed before any relevant phases of the Work commencing.

MSS Support will be provided from MSS offices in Copenhagen and any travel and associated expenses which are required to visit the Company’s premises, vessel or any other site will be fully reimbursable at cost + 10%.

3.	HSE and Environmental Protection

MSS will provide HSE Advisors to the Company at the Work Site to provide guidance to the Company and the Contractors in delivering expected HSE performance. MSS shall work openly to promote MSS HSE culture and performance at Work or on vessels. In addition, the Company and the Contractors if required shall fully participate in HSE related initiatives and activities and Project Inductions for all personnel and training in MSS systems and processes.

MSS will ensure that appropriate risk assessments are carried out and that all its contractor Personnel are fully briefed on site HSE systems and have and use appropriate procedures and Personal and Protective Equipment (PPE) for the Work being undertaken.

MSS will ensure that Contractors will perform the Work in a manner whereby:

●	environmental factors are taken into account in all decisions;

●	environmental efforts should be preventative rather than remedial;

●	waste is minimised and resource consumption is reduced.

●	Control of Substances Hazardous to Health (COSHH) assessments shall be undertaken and provided to the Company.

4. Detailed Scope

The Scope of Work is broken down into the following Work packages below:

Work Package 1: Project Management

Work Package 2: Offshore Operations

4.1 Work Package 1: - Project Management
4.1.1 General

MSS’s project manager will provide management, co-ordination and direction to all Contractors’ activities throughout the performance of the WORK. In relation to the WORK for which MSS is responsible, the project manager will ensure all necessary project management deliverables are prepared and maintained and will co-ordinate the required additional support in the following areas:

●	HSEQ

●	Planning and Scheduling

●	Document Control

●	Cost Control

●	Procurement

MSS shall establish and maintain a Project Management team throughout the duration of the Contract, consisting of Personnel of sufficient quantity, skill and experience to ensure timely and safe execution of the Work.

MSS will provide a HSE Advisor responsible for preparing project HSE Plans and procedures for the safe execution of the WORK and will in addition review the requirement to allow successful interface between all management systems. The HSE advisor will also chair any and all necessary HSE reviews and risk assessments and will provide input where required to the procurement process pre and post award.

A Contract manager will be integrated to the project team in order to evaluate the proposed suppliers and negotiate robust subcontracts with each. The Contract manager will manage each of the Contracts from a contractual and commercial perspective and will provide weekly updates of the cost incurred and the forecast spend with each supplier. MSS will provide technical support input when required to assist with the RFQ/ITT process and will provide bid evaluation and recommendation to award.

For the sake of clarity, MSS will enter as an agent into procurement contracts with contractors, for and on behalf of the Company; to this extent, the contractors will only be able to enforce the contracts against the Company and not MSS.

4.1.2 Project Execution Plan (PEP).

MSS shall issue a project execution plan for the Work no later than twenty (20) working days after the Contract Effective Date.

The PEP shall include but not be limited to:

●	Project Objectives

Execution Strategy

Project Management Plans

Key Dates and Milestones

●	Scope Description, Exclusions and Clarifications

●	Responsibilities of the Company, MSS and Contractors

Project Key Performance Indicators (KPIs)

●	Project Schedule and reporting

●	Project Organization (including sub-contractors)

●	Administration and Communication

●	Project document register and document control matrix.

●	Health Safety, Security and Environment Management

●	Capital Cost Estimating

●	Interface Management

●	Risk Management

●	Management of Change Procedure (MoC)

It is the responsibility of the Project Management Team to ensure that all Work is executed in compliance with the PEP and the Project Management Plans referenced therein.

MSS shall ensure that all work procedures and other documentation to execute the Work are in place. Work procedures shall cover all key activities to be performed during execution of the Work.

4.1.4 Project Kick-Off

MSS shall arrange a formal Kick-off Meeting for introductions between key members of MSS and the Company project teams including discipline leads. Scope work, interfaces, deliverables, schedule, risks, opportunities, execution plan, communication protocol and other key elements of the project shall be covered. Further, the provisions to be put in place for health and safety in all aspect of the Work shall be covered.

4.1.5 HAZID and Risk Assessments

MSS shall conduct a HAZID, complete risk assessments and develop contingency plans for the WORK and all related marine operations. All actions shall be closed and agreed with the Company before commencement of each phase of the WORK.

Company representatives shall be made available to support the risk management process which should follow the methodologies outlined in DNV-RP-H101.

4.1.6 Risk Management

MSS shall issue a risk management plan for the project no more than twenty (20) working days after the Contract Effective Date.

Regular risk workshops shall be conducted throughout the project, to be agreed with the Company. Any risk shall be captured in a risk register and proactively managed and closed prior to relevant activities taking place.

4.1.7 Lessons Learned

Four (4) weeks after the Contract Effective Date, MSS shall conduct a lessons learned workshop such that organisation and project learnings are identified at any early stage and incorporated. The workshop shall cover project management, engineering, interfaces, transportation and security as a minimum. Further workshops shall be agreed with the Company.

4.1.8 Management of Interfaces and Co-ordination with Third Parties

Throughout the execution of the Work, MSS shall assist the Company in the management and co-ordination of all external interfaces associated with the performance of the Work. The Company shall be copied on all associated correspondence.

MSS shall ensure that all parties involved in the WORK are properly coordinated and that interfaces are dealt with in a prompt, pro-active and efficient manner. MSS shall ensure that all communications to external interface parties are made through the Company interface management system.

MSS shall initiate and implement appropriate interface procedures. MSS shall issue interface procedures for the Company’s approval. This procedure should detail how external and internal interfaces are managed.

Where commercial and/or financial issues are raised, the Company shall remain as the first and sole point of contact, and the only authority to take the decisions relating thereto.

MSS shall issue to the Company all communications between the parties involved in the WORK. Accordingly, MSS shall:

●	Initiate and organise contacts through the Company, as necessary, at the technical level with the parties involved and attend interface meetings.

●	For areas where MSS is the responsible party or when requested by the Company, MSS shall prepare minutes of meetings.

●	MSS shall formally advise the Company of any interface problems which may arise from such meetings. These should be detailed in the weekly report as a minimum.

MSS shall schedule its Work relating to Interface matters to coincide with the schedules of other parties in the approved Interface Plan.

4.1.9 Deliverables

As a minimum MSS shall produce the following deliverables during the execution of the Work:

Project Management -

Project Execution Plan (PEP)

Organisation Chart with responsibilities

Document Register (MDR) for project

Risk Management Plan

Planning of operations

Quantitative Risk Assessment Report

Interface Management Plan

Interface co-ordination procedure

QHSE Management Plan

HAZID schedule and report

HAZOP schedule and report

4.2 Work Package 2 : Offshore Operations

4.2.1 Offshore Operations Planning

MSS shall seek and obtain approval for all of the proposed offshore operations associated with the WORK from the Company.

4.2.2 MSS shall be responsible for the following as a minimum, where required:

1)	Mobilisation and demobilisation of all equipment, any other equipment, marine crew, consumables and any other required crew/personnel;

2)	Seafastening;

3)	Transportation of equipment;

4.2.3 Provision of Offshore Personnel

Offshore Manager

Offshore Manager as the responsibility for the safe and efficient execution of the work in accordance with the relevant legislation and the Company policies and procedures. His main responsibilities are to :

●	Provide effective management onboard the vessel during Mobilisation, offshore operations and demobilisation.

●	Plan, organise and schedule offshore operations in liaison with the project manager, Captain and client representative whilst considering the constraints of the overall project schedule.

●	Liaise with the Captain for all aspects related to the management and safe operations of the vessel.

●	Provide the shift Supervisors with an overview of the upcoming operation of the vessel and direct them as required in the specific operation to be executed during their shift.

●	Direct and consult with the field and project engineers for technical/operational input to offshore activities.

●	Verify that task plans, onshore risk assessments, updates and changes to procedures (Subject to effective MOC) are produced and approved.

●	Follow-up and implement any corrective and/or mitigating action arising from audits, inspections, reviews, non-conformances, observations and flashes received from Safety management systems, and other internal notices.

●	Issue daily progress reports, which covers project and marine activities in accordance with the recommended format and have the same approved by client representative on-board.

●	Plan and organise crew changes in liaison the onshore organisation and the Captain.

●	In liaison with Captain, verify that adequate systems and personnel are in place to effectively respond to any emergency or critical situation.

Shift Supervisor

The Shift Supervisor is in charge of supervising and coordinating all deck activities and has the following responsibilities .

●	Ensure that all equipment used by the project team is in a satisfactory condition as regards performance, maintenance and calibration necessary to carry out the operation.

●	Keep the DP operator informed of any change in status of the operation. He will keep the bridge informed of all equipment deployed and equipment movements from the vessel.

●	He shall inform the bridge immediately in the event of an emergency.

●	Has a specific duty to terminate the operation if he/she considers that any malfunction or operation of the equipment would prejudice the safety and/or satisfactory completion of the operation.

●	Ensuring that all reporting requirements as laid out in the Maersk supply service project documentation are undertaken.

●	Ensure that all personnel involved in the operation receive sufficient coaching and supervision to assist them in carrying out their appointed tasks in a safe and effective manner.

●	Be familiar with and implementation of the Maersk supply service management of change Process & Procedures.

●	Any other duties as directed by the Offshore Manager.

HSE Advisor

HSE Advisor Promoting and driving MSS safety mind-set, and the continuous performance towards a zero incident goal through the following responsibilities:

●	Drive safety/incident free workshops for the project, including crew, client and 3rd party contractors;

●	Act as trusted advisor and courageous advocate for the offshore project construction manager (OPCM) on all safety related matters;

●	Ensure that HSE Plans and relevant HSE Management System and Emergency Response documentation is established, implemented and maintained for the life of the Project.

●	Promote safety related industry best practices and lessons learned;

●	Report on HSE matters to the project/OPM;

●	Together with the HSEQ coordinators propose or co-ordinate safety activities and ensure they are properly implemented;

●	Provide support and advice to all project and worksite personnel on matters related to HSE

●	Chair, participate and review of Hazard Identification and Risk Assessments as required

●	Participate in incident and near miss investigations and implementation of corrective actions where required

●	Resolve any HSE related problems that may arise.

SECTION 5: CHANGE ORDER

Date: Originator:
CHANGE ORDER (CO)	Change Order No:
Contract Title: Project Management Agreement
Title of Change Order:
Description of change to the Services:
The following documents form part of this Change Order:
The Service Fee shall be adjusted as follows:
Effect on Campaign Schedule: Y/N
Effect on Project Schedule: Y/N
Currency:	Revised Schedules attached: Y/N
For Company
Sign: Date:
For Project Manager
Sign: Date:

SECTION 6: PURCHASE ORDER

Date

Party I	Party 2

Nauru Ocean Resources, Inc. of [insert] (Company)	Maersk Supply Service Integrated Solutions A/S of Esplanaden 50, 1263 Copenhagen K, Denmark (Project Manager)

Background

A	This document (including all annexures) is a “Purchase Order” for the purposes of the Project Management Framework Agreement between the Company and the Project Manager dated [insert].

B	This Purchase Order incorporates, and is governed by, the terms of the Project Management Framework Agreement.

C	Words defined in the Project Management Framework Agreement have the same meaning in this Purchase Order unless the contrary intention is expressed.

1	Term	(a) Campaign Commencement Date:

(b) Campaign End Date:

2	Campaign Schedule reference	[insert details of Campaign Schedule] See Annexure A

3	Project Schedule reference	[insert details of Project Schedule] See Annexure B

4	Services	[Insert services as per the Scope of Work]

5	Deliverables	Deliverable	Description	Delivery Date

6	Total Amount due under Purchase Order	[insert in USD]
7	Key Personnel	Name	Position/Resource Category	Duties	Costs

8	Contractors	Name	Position/Resource Category	Duties	Costs

9	Project Costs Breakdown	[insert the Project Costs payable under the Purchase Order and when the Project Costs are due]

Executed by Maersk Supply Service Integrated Solutions A/S by its duly authorized representatives:

Signed:	Signed:

Name:	Name:

Position:	Position:

Date:	Date:

Executed by Nauru Ocean Resources Inc., by its duly authorized representative:

Signed:

Date:

Purchase Order — Annexure A

[attach Campaign Schedule]

Purchase Order — Annexure B

[attach Project Schedule]